UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 8, 2011

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Suite 1101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

(800) 356-6463
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 30, 2008, Applied Minerals, Inc. (the “Company”) entered into a Management Agreement (the “Agreement”) with Material Advisors LLC (the “Manager”), a management services company.  The Management Agreement had a term ending on December 31, 2010.

On March 9, 2010, the Board of Directors of the Company, after a review of the performance of the Manager, decided to extend the term of the Agreement between the Company and the Manager from December 31, 2010 through December 31, 2011.

On February 8, 2011, the Board of Directors of the Company, after a review of the performance of the Manager, extended the term of the Agreement from December 31, 2011 through December 31, 2012 (“Extension”).  The terms and conditions of the Extension are identical, mutatis mutandi, to those set forth in the Management Agreement (“Management Agreement”) that is Exhibit 99.1 to the Current Report on Form 8-K filed on January 7, 2009, except that the number of shares subject to options, exercise price of the options, expiration date, and vesting provisions in Section 4 of the Management Agreement are replaced by the information set forth below and Section 7 of the Management Agreement (dealing with a Capital Raise) is not applicable  .

Under the Extension the Manager is granted options to purchase 2,904,653 shares of common stock of the Company at $0.83 per share.  The options have a term of 10 years and will both vest and become exercisable in 12 equal monthly installments commencing on January 1, 2012.

Item 8.01	Other Events

On February 8, 2011, the Board of Directors of Applied Minerals, Inc. (the “Company”) established an Executive Committee (the “Committee”) consisting of Evan Stone, John Levy and Andre Zeitoun, all directors of the Company.  Evan Stone was appointed Chairman of the Committee.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MINERALS, INC
(Registrant)

Date: February 14, 2011	By:	/s/ Andre Zeitoun
Andre Zeitoun
President and Chief Executive Officer